United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 25, 2011

AMERICAN CARESOURCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2011, the Board of Directors (the “Board”) of American Caresource Holdings, Inc. (the “Company”) appointed William J. Simpson, Jr., as President and Chief Operating Officer of the Company and Kenneth S. George, as Chief Executive Officer of the Company.  The appointments followed the acceptance by the Board of Directors of David S. Boone’s resignation from his positions with the Company, including his positions as President, Chief Executive Officer and director, earlier that day.

Mr. Simpson has been a director of the Company since October 2010 and the Company’s Chief Operating Officer since December 2010.  Mr. George has been a director of the Company since January 2004 and became the Chairman of the Board in March 2010.  The information required to be disclosed herein with respect to Messrs. Simpson and George pursuant to Items 401(b), (d) and (e) of Regulation S-K is incorporated herein by reference to “Item 10. Directors, Executive Officers and Corporate Governance - Directors and Executive Officers - Directors” on pages 5, 7 and  8 of Amendment No. 1 to the Company’s annual report on Form 10-K for the year ended December 31, 2010, which was filed on April 30, 2011 (the “10-K/A”).  The information required to be disclosed herein with respect to Messrs. Simpson and George pursuant to Item 404(a) of Regulation S-K is incorporated herein by reference to “Item 13. Certain Relationships and Related Transactions” on page 26 of the 10-K/A.

In connection with his resignation, Mr. Boone entered into a severance agreement and general release with the Company, effective July 25, 2011.  Under the agreement, Mr. Boone will receive, in addition to any base compensation owed and earned but unused vacation pay, severance payments over a six month period that in the aggregate equal six months’ worth of his annual base compensation, and has the right to continue participation in the Company-sponsored group health insurance plan in accordance with COBRA.  In addition, the terms of his vested but unexercised stock options will be extended to the date that is 60 days from the date of the public release by the Company of its earnings for the quarter ended June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: July 29, 2011	By:	/s/ Matthew D. Thompson
Matthew D. Thompson
Chief Financial Officer